Exhibit 99.1

DS HEALTHCARE PROVIDES UPDATE ON WR GROUP ACQUISITION.

Company executes term sheet for $35 million debt facility

Pompano Beach, Fla., October 16, 2015 (GLOBE NEWSWIRE) -- DS Healthcare Group, Inc. (NASDAQ:DSKX) (“DS Healthcare” or the "Company") announced here today that it has executed a term sheet with a middle market lender which will provide the Company with $35 million in senior debt financing. The net proceeds of the debt financing will secure the necessary funds required to complete the previously announced acquisition of the privately held W/R Group LLC and its affiliated company (the “WR Group”).  The financing and acquisition transaction is expected to close during the fourth quarter 2015, subject to our and the lender’s completion of the customary due diligence process.

The Company has been presented multiple term sheets and has selected the lender with the preferred financing terms. The Company has satisfied the requirement in the Purchase Agreement to present the seller with a viable funding option by November 15, 2015.

On August 17, 2015 and on September 24, 2015, DS Healthcare announced that it had entered into definitive agreements to acquire 100% of the assets and businesses of the WR Group. The WR Group currently does business in over 20 countries and markets approximately 900 unique and diversified products in a broad range of personal care categories. The WR Group owns an extensive portfolio of personal care brands and operates one of the world’s largest and fastest growing international e-commerce personal care and wellness websites with over 2 million active customers. DS Healthcare has been a supplier to and has had an ongoing collaboration with WR Group for 7 years. We believe that the consolidated new Company will form many strategic synergies and unique growth opportunities.

About DS Healthcare Group

DS Healthcare Group Inc. is a leader in the development of biotechnology for topical therapies. It markets through online channels, specialty retailers, distributors, pharmacies, and salons. Its research has led to a highly innovative portfolio of personal care products and additional innovations in pharmaceutical projects. For more information on DS Health Group's flagship brand, visit www.dslaboratories.com.

Forward-looking statements

This press release contains statements relating to anticipated financial statements that have not, as yet, been audited or reviewed by the Company’s auditors, as well as statements relating to future results or events, which are forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import may identify forward-looking statements. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the control of either or both of the Company and WR Group. It is possible that the actual results and financial condition of the Company and/or WR Group may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further, information concerning the Company, WR Group and their businesses, including factors that potentially could materially affect such businesses and financial and other results, are and will be contained in the Company's filings with the Securities and Exchange Commission, available at www.sec.gov. There can be no assurance that we will be able to obtain the financing contemplated by the senior lender’s term sheet or consummate the acquisition of the WR Group. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more Information:

Contact:

Abner Silva

DS Healthcare Group

407.342.4112

Abner@DSHealthgroup.com